Exhibit 99.1

BRISTOW GROUP INC.

2019 MANAGEMENT INCENTIVE PLAN

ARTICLE I.
PURPOSE

The purpose of the Plan is to enhance the Company’s (as defined below) ability to attract, retain and motivate persons who make (or are expected to make) important contributions to the Company by providing these individuals with equity ownership opportunities and/or equity-linked compensatory opportunities.  Capitalized terms used in the Plan and not defined elsewhere in the text are defined in Article II below.

ARTICLE II.
DEFINITIONS

As used in the Plan, the following words and phrases will have the following meanings:

2.1          “Administrator” means the Board or a Committee to the extent that the Board’s powers or authority under the Plan have been delegated to such Committee; provided, however, that pursuant to the Reorganization Agreement, the Compensation Committee of the Board shall be the Administrator with respect to the initial Awards granted to Employees in connection with the Reorganization Effective Date (the “Emergence Awards”) pursuant to that certain “Bristow Group Inc. Management Incentive Plan Term Sheet” (the “Term Sheet”).

2.2         “Affiliate” means a corporation or other entity that, directly or through one or more intermediaries, controls, is controlled by or is under common control with, the Company.

2.3         “Applicable Laws” means the requirements relating to the administration of equity incentive plans under U.S. federal and state securities, tax and other applicable laws, rules and regulations, the applicable rules of any stock exchange or quotation system on which the Company Stock is listed or quoted and the applicable laws and rules of any foreign country or other jurisdiction where Awards are granted.

2.4          “Award” means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Dividend Equivalents, or Other Stock Based Awards.

2.5         “Award Agreement” means a written agreement evidencing an Award, which may be electronic, that contains such terms and conditions as the Administrator determines, consistent with and subject to the terms and conditions of the Plan.

2.6          “Board” means the Board of Directors of the Company.

2.7          “Broker Assisted Transaction” means either (A) delivery (including electronically or telephonically to the extent permitted by the Company) of an irrevocable and unconditional undertaking by a broker acceptable to the Company to deliver promptly to the Company sufficient funds to pay the exercise price or withholding tax obligations, or (B) the Participant’s delivery to the Company of a copy of irrevocable and unconditional instructions to a broker acceptable to the Company to deliver promptly to the Company cash or a check sufficient to pay the exercise price; provided that such amount is paid to the Company at such time as may be required by the Administrator.

2.8          “Cause” (or any term of similar effect) will have the meaning defined in such Participant’s employment agreement or other agreement with the Company or an Affiliate (including any severance plan or policy applicable to the Participant) entered into or effective (as applicable) on or after the Reorganization Effective Date, or, if no such agreement exists or such agreement does not contain a definition of Cause (or term of similar effect), then Cause will include, but not be limited to: (a) the Participant’s willful failure to substantially perform the duties assigned to him or her by the Board or by his or her supervisor, other than any such failure resulting from incapacity due to physical or mental illness; (b) the Participant’s commission of malfeasance, fraud, or dishonesty, or the Participant’s willful and material violation of Company policies; (c) the Participant’s indictment or formal charge for, and subsequent conviction of, or the entry of a plea of guilty or nolo contendere by the Participant to, a felony, or a misdemeanor involving moral turpitude (or any similar crime in any jurisdiction outside the United States); or (d) the Participant’s material breach of a written agreement between the Participant and the Company, including without limitation a material breach of any employment, confidentiality, non-compete, non-solicit or similar agreement; For purposes of this definition. “Company” will also be deemed to include any Affiliate of the Company.

2.9            “Change in Control” has the meaning provided in Attachment A to the Plan.

2.10          “Code” means the Internal Revenue Code of 1986, as amended, and the regulations issued thereunder.

2.11          “Committee” means one or more committees or subcommittees of the Board, which may include one or more Company directors or executive officers, to the extent Applicable Laws permit.

2.12          “Common Stock” means the common stock of the Company, par value US $0.0001 per share.

2.13          “Company” means Bristow Group Inc., a Delaware corporation, or any successor.

2.14          “Company Stock” means Common Stock and/or Preferred Stock, as the context may require.

2.15          “Consultant” means any person, including any adviser, engaged by the Company or an Affiliate to render services to such entity.

2.16         “Designated Beneficiary” means the beneficiary or beneficiaries the Participant designates, in a manner the Administrator determines, to receive amounts due or exercise the Participant’s rights if the Participant dies or becomes incapacitated.  Without a Participant’s effective designation, “Designated Beneficiary” will mean the Participant’s estate.

2.17          “Director” means a Board member.

2.18         “Disability” means, unless otherwise determined by the Administrator in the applicable Award Agreement, a permanent and total disability within the meaning of Section 22(e)(3) of the Code, provided that if necessary to avoid adverse tax consequences under Section 409A, such condition must also qualify as a “disability” within the meaning of Section 409A(a)(2)(C) of the Code.

2.19          “Dividend Equivalents” means a right granted to a Participant under the Plan to receive the equivalent value (in cash or Shares) of dividends paid on shares of Company Stock.

2.20          “Employee” means any employee of the Company or an Affiliate.

2.21          “Equity Restructuring” means, as determined by the Administrator, (a) a non-reciprocal transaction between the Company and its stockholders, such as a stock dividend, stock split, spin-off or recapitalization through a large, nonrecurring cash dividend, or other large, nonrecurring cash dividend, that affects the Shares (or other securities of the Company) or the share price of Company Stock (or other securities of the Company) and causes a change in the per share value of the Company Stock underlying outstanding Awards or (b) solely with respect to Awards based on Preferred Stock, a Liquidation Event, a Deemed Liquidation Event, a Fundamental Transaction or an event requiring an adjustment to the conversion prices pursuant to Section 9 of the Certificate of Designations with respect to the Preferred Stock.

2.22          “Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.23         “Fair Market Value” means, as of any date, the value of a share of the applicable class of Company Stock determined as follows: (a) if such Company Stock is listed on any established stock exchange, its Fair Market Value will be the closing sales price for such Company Stock as quoted on such exchange for such date, or if no sale occurred on such date, the last day preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Administrator deems reliable; (b) if such Company Stock is not traded on a stock exchange but is quoted on a national market or other quotation system, the closing sales price on such date, or if no sales occurred on such date, then on the last date preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Administrator deems reliable; or (c) without an established market for such Company Stock, the Administrator will determine the Fair Market Value in its discretion.

2.24          “Good Reason” (or any term of similar effect) will have the meaning defined in such Participant’s employment agreement or other agreement with the Company or an Affiliate (including any severance plan or policy applicable to the Participant) entered into or effective (as applicable) on or after the Reorganization Effective Date, or, if no such agreement exists or such agreement does not contain a definition of Good Reason (or term of similar effect), then Good Reason means any of the following occurrences without the Participant’s consent: (a) a material reduction in the Participant’s base salary or base rate of pay (where material is considered greater than ten percent (10%)); or (b) a relocation of the Participant’s primary work location more than 50 miles further from its then current location.  Notwithstanding the foregoing, any assertion by the Participant of a Termination of Service for Good Reason will not be effective unless all of the following requirements are satisfied:  (1) the Participant must provide written notice to the Company of such condition within thirty (30) days after the first occurrence of the event giving rise to Good Reason setting forth the basis for Participant’s resignation; (2) the condition specified in such notice must remain uncorrected for 45 days after receipt of such notice by the Company (“cure period”); and (3) if such event is not reasonably cured within such period, the Participant must resign from all positions he or she then holds with the Company and its Affiliates effective no later than within thirty (30) days after the expiration of the cure period.

2.25          “Greater Than 10% Stockholder” means an individual then owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or its parent or subsidiary corporation, as defined in Section 424(e) and (f) of the Code, respectively.

2.26          “Incentive Stock Option” or “ISO” means an Option intended to qualify as an “incentive stock option” as defined in Section 422 of the Code.

2.27          “IPO” means the initial sale of equity securities of the Company to the public pursuant to a registration statement filed under the Securities Act.

2.28         “Non-Qualified Stock Option” or “NQSO” (also sometimes referred to as a “Nonstatutory Stock Option” or “NSO”) means an Option, or portion thereof, not intended or not qualifying as an Incentive Stock Option.

2.29          “Option” means an option to purchase Shares awarded to a Participant under Article VI, which will either be an Incentive Stock Option or a Non-Qualified Stock Option.

2.30          “Other Stock Based Awards” means awards valued wholly or partially by referring to, or are otherwise based on, Shares or other property awarded to a Participant under Article VIII.

2.31          “Overall Share Limit” has the meaning provided in Section 5.1.

2.32          “Participant” means a Service Provider who has been granted an Award.

2.33          “Plan” means this 2019 Management Incentive Plan, as amended from time to time.

2.34        “Preferred Stock” means the Company’s 10.0000% Series A Convertible Preferred Stock, par value $0.0001 per share, with the rights, preferences and limitations contained in that certain Certificate of Designations (as may be amended, supplemented, or modified from time to time in accordance with its terms) (the “Certificate of Designations”).

2.35         “Reorganization Effective Date” means the “Effective Date” as defined in the Reorganization Plan.

2.36        “Reorganization Plan” means the Amended Joint Chapter 11 Plan of Reorganization of Bristow Group Inc. and Its Debtor Affiliates, as Modified (as may be amended, supplemented, or modified from time to time in accordance with its terms).

2.37          “Restricted Stock” means Shares awarded to a Participant under Article VII subject to certain vesting conditions and other restrictions.

2.38         “Restricted Stock Unit” or “RSU” means an unfunded, unsecured right to receive, on the applicable settlement date, one Share or an amount in cash or other consideration determined by the Administrator to be of equal value as of such settlement date awarded to a Participant under Article VII subject to certain vesting conditions and other restrictions.

2.39          “Section 409A” means Section 409A of the Code and all regulations, guidance, compliance programs and other interpretative authority thereunder.

2.40          “Securities Act” means the Securities Act of 1933, as amended.

2.41          “Service Provider” means an Employee, Consultant or Director.

2.42          “Shares” means shares of Common Stock and/or Preferred Stock, as the context may require.

2.43          “Stock Appreciation Right” means a stock appreciation right granted under Article VI.

2.44          “Stockholders Agreement” means the Stockholders Agreement by and among the Company and certain holders of equity securities of the Company dated as of the Effective Date.

2.45         “Subsidiary” means any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities beginning with the Company if each of the entities other than the last entity in the unbroken chain beneficially owns, at the time of the determination, securities or interests representing at least 50% of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.

2.46          “Termination of Service” means the date the Participant ceases to be a Service Provider.

ARTICLE III.
ELIGIBILITY

3.1          Types of Awards.  Employees, Consultants or Directors are eligible to be granted Awards under the Plan, subject to the limitations described in the Plan.  Incentive Stock Options may only be granted to eligible Employees as provided in Section 6.9.

3.2         Consultants.  A Consultant is only eligible to be granted an Award under the Plan if such Consultant (a) is a natural person, (b) provides bona fide services to the Company, and (c) renders services not in connection with the offer or sale of securities in a capital-raising transaction and does not directly or indirectly promote or maintain a market for the Company’s securities, unless the Administrator determines that such Award may be granted in reliance on an exemption under the Securities Act other than Rule 701 and in compliance with other applicable securities laws.

ARTICLE IV.
ADMINISTRATION AND DELEGATION

4.1          Administration.  The Plan is administered by the Administrator.  Subject to the terms of the Plan and Applicable Laws, the Administrator has authority to:

(a)          determine which Service Providers receive Awards, grant Awards and set Award terms and conditions, including the class of shares of Company Stock subject to an Award;

(b)          provide that any Award will become vested and fully or partially exercisable or realizable, provide for the extension of exercisability of an Award, or waive any restriction or condition contained in the Plan or an Award Agreement;

(c)          provide that any Award may be settled in cash (in lieu of shares);

(d)          take all actions and make all determinations under the Plan, to interpret the Plan and Award Agreements and to adopt, amend and repeal Plan administrative rules, guidelines and practices as it deems advisable; and

(e)          correct defects and ambiguities, supply omissions and reconcile inconsistencies in the Plan or any Award Agreement as it deems necessary or appropriate to administer the Plan and any Awards.

4.2          Delegation to Committees.  To the extent Applicable Laws and the terms of the Plan permit, the Board or the Administrator may delegate any or all of its powers under the Plan to one or more Committees. The Board or the Administrator, as applicable, may rescind any such delegation, abolish any such committee or Committee and/or re-vest in itself any previously delegated authority at any time.  The Committee or the Board, as applicable, may engage or authorize the engagement of a third party administrator to carry out the administrative functions of the Plan.

4.3        Discretion.  Except as the Plan otherwise provides, each Award may be made alone or in addition or in relation to any other Award.  The terms of each Award to a Participant need not be identical, and the Administrator need not treat Participants or Awards (or portions thereof) uniformly.  The Administrator’s determinations under the Plan are in its sole discretion and will be final and binding on all persons having or claiming any interest in the Plan or any Award.

ARTICLE V.
STOCK AVAILABLE FOR AWARDS

5.1          Number of Shares.  Subject to adjustment under Article X and the terms of this Article V, the maximum number of Shares that may be issued pursuant to Awards under the Plan will be equal to 473,218 shares of Common Stock and 284,358 shares of Preferred Stock (the “Overall Share Limit”), any or all of which may be granted as Incentive Stock Options.  Shares issued under the Plan may consist of authorized but unissued Shares, Shares purchased on the open market or treasury Shares.

5.2        Share Recycling.  If all or any part of an Award expires, lapses or is terminated, exchanged for or settled in cash, surrendered, repurchased, canceled without having been fully exercised or forfeited, in any case, in a manner that results in the Company acquiring Shares covered by the Award at a price not greater than the price (as adjusted to reflect any Equity Restructuring) paid by the Participant for such Shares or not issuing any Shares covered by the Award, the unused Shares covered by the Award will, as applicable, become or again be available for Award grants under the Plan  The payment of Dividend Equivalents in cash in conjunction with any outstanding Awards will not count against the Overall Share Limit.  In addition, Shares delivered (either by actual delivery or attestation) to the Company by a Participant to satisfy the applicable exercise or purchase price of an Award and/or to satisfy any applicable tax withholding obligation with respect to an Award (including Shares retained by the Company from the Award being exercised or purchased and/or creating the tax obligation) will again be available for Award grants under the Plan.

5.3          Emergence Awards.  Notwithstanding anything to the contrary contained herein, the Emergence Awards will be granted in the amounts and to the Employees agreed upon at the time of implementation of the Term Sheet, with 60% of the Emergence Awards granted in the form of RSUs settled in Common Stock and Preferred Stock and 40% of the Emergence Awards granted in the form of NQSOs on Common Stock and Preferred Stock, with the ratio of Shares of Common Stock to Shares of Preferred Stock underlying such Awards equal to the ratio of all Common Stock to all Preferred Stock held by the average Backstop Commitment Party (as defined in the Reorganization Plan).  Notwithstanding Section 6.2 of the Plan, the exercise price of each Option that is an Emergence Award will not be less than 100% of the Fair Market Value on the grant date of the Option.  The Emergence Awards shall be granted in accordance with the form Award Agreements approved by the Administrator, with any modifications to such form Award Agreements subject to the reasonable consent of Solus and SDIC (each as defined in the Stockholders Agreement).  Notwithstanding Section 12.3 of the Plan, only the Board may approve an amendment to or modification of any Emergence Award following the date of grant.

ARTICLE VI.
STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

6.1         General.  The Administrator may grant Options or Stock Appreciation Rights to Service Providers subject to the limitations in the Plan, including any limitations in the Plan that apply to Incentive Stock Options.

6.2          Exercise Price.  The Administrator will establish the exercise price for each Option and Stock Appreciation Right and specify the exercise price in the Award Agreement.  The exercise price of an Option or Stock Appreciation Right, as applicable, will not be less than 100% of the Fair Market Value on the grant date of the Option (subject to Section 6.6) or Stock Appreciation Right, as applicable, unless such Award is structured to comply with Section 409A.

6.3          Duration.  Each Option or Stock Appreciation Right will be exercisable at such times and as specified in the Award Agreement, except as provided in Section 6.6 below, provided that the term of an Option or Stock Appreciation Right will not exceed ten (10) years from the applicable grant date.

6.4          Exercise.  Options and Stock Appreciation Rights may be exercised by delivering to the Company a written notice of exercise, in a form the Administrator approves (which may be electronic), signed by the person authorized to exercise the Option or Stock Appreciation Right, together with, as applicable, payment in full (a) for the number of Shares for which the Award is exercised and (b) for any applicable taxes.  Unless the Administrator otherwise determines, an Option or Stock Appreciation Right may not be exercised for a fraction of a Share.

6.5          Termination of Service.  Unless otherwise provided in an Award Agreement or in an employment agreement the terms of which have been approved by the Administrator, upon a Participant’s Termination of Service, the Participant may exercise his or her Option or Stock Appreciation Right (to the extent that the Participant was entitled to exercise such Award as of the date of termination) but only within such period of time ending on the earlier of (a) three (3) months following the date of Participant’s Termination of Service (other than upon the Participant’s death or Disability); (b) twelve (12) months following the date of the Participant’s Termination of Service by reason of death or Disability; and (c) the expiration of the term of the Award as set forth in the Award Agreement; provided that, if the Participant’s Termination of Service is by the Company or any of its Subsidiaries for Cause, all of Participant’s outstanding Options and Stock Appreciation Rights (whether or not vested) will immediately terminate and cease to be exercisable.  If, after Participant’s Termination of Service, the Participant does not exercise his or her Option or Stock Appreciation Right within the time specified in the Award Agreement (or this section, if no such period is specified in the Award Agreement), the Option or Stock Appreciation Right will terminate and cease to be exercisable upon the expiration of such time period.

6.6          Automatic Extension.  Notwithstanding the foregoing and unless determined otherwise by the Company, if on the last business day of the term of an Option or Stock Appreciation Right (i) the exercise of the Option or Stock Appreciation Right is prohibited by Applicable Law, as determined by the Company, or (ii) Shares may not be purchased or sold by the applicable Participant due to any Company insider trading policy (including blackout periods) or a “lock-up” agreement undertaken in connection with an issuance of securities by the Company, the term of the Option or Stock Appreciation Right will be extended until the date that is 30 days after the end of the legal prohibition, black-out period or lock-up agreement, as determined by the Company; provided, however, in no event will the extension last beyond the ten year term of the applicable Option or Stock Appreciation Right.

6.7          Payment Upon Option Exercise.  Subject to Applicable Laws, the exercise price of an Option must be paid by:

(a)          cash, wire transfer of immediately available funds or by check payable to the order of the Company, provided that the Company may limit the use of one of the foregoing payment forms if one or more of the payment forms below is permitted;

(b)          if there is a public market for Shares at the time of exercise, unless the Company otherwise determines, through a Broker Assisted Transaction;

(c)          to the extent permitted by the Administrator, delivery (either by actual delivery or attestation) of Shares owned by the Participant valued at their Fair Market Value;

(d)          to the extent permitted by the Administrator, surrendering Shares then issuable upon the Option’s exercise valued at their Fair Market Value on the exercise date;

(e)          to the extent permitted by the Administrator, delivery of a promissory note or any other property that the Administrator determines is good and valuable consideration; or

(f)          to the extent permitted by the Company, any combination of the above payment forms approved by the Administrator.

6.8          Exercise of a Stock Appreciation Right.  A Stock Appreciation Right will entitle the Participant (or other person entitled to exercise the Stock Appreciation Right) to receive from the Company upon exercise of the exercisable portion of the Stock Appreciation Right an amount determined by multiplying the excess, if any, of the Fair Market Value of one Share on the date of exercise over the exercise price per Share of the Stock Appreciation Right by the number of Shares with respect to which the Stock Appreciation Right is exercised, subject to any limitations of the Plan or that the Administrator may impose and payable in cash, Shares valued at Fair Market Value, or a combination of the two as the Administrator may determine or as provided in the Award Agreement.

6.9          Additional Terms of Incentive Stock Options.

(a)          Eligibility; Greater than 10% Stockholders.  The Administrator may grant Incentive Stock Options only to employees of the Company, any of its present or future parent or subsidiary corporations, as defined in Sections 424(e) or (f) of the Code, respectively, and any other entities the employees of which are eligible to receive Incentive Stock Options under the Code.  If an Incentive Stock Option is granted to a Greater Than 10% Stockholder, the exercise price will not be less than 110% of the Fair Market Value on the Option’s grant date, and the term of the Option will not exceed five years.  All Incentive Stock Options will be subject to and construed consistently with Section 422 of the Code.

(b)          Notice Obligations by Participant.  By accepting an Incentive Stock Option, the Participant agrees to give prompt notice to the Company of dispositions or other transfers (other than in connection with a Change in Control) of Shares acquired under the Option made within (i) two years from the grant date of the Option or (ii) one year after the transfer of such Shares to the Participant, specifying the date of the disposition or other transfer and the amount the Participant realized, in cash, other property, assumption of indebtedness or other consideration, in such disposition or other transfer.

(c)          No Liability for Failure to Qualify.  Neither the Company nor the Administrator will be liable to a Participant, or any other party, if an Incentive Stock Option fails or ceases to qualify as an “incentive stock option” under Section 422 of the Code.  Any Incentive Stock Option or portion thereof that fails to qualify as an “incentive stock option” under Section 422 of the Code for any reason, including becoming exercisable with respect to Shares having a fair market value exceeding the $100,000 limitation under Treasury Regulation Section 1.422-4, will be a Non-Qualified Stock Option.

ARTICLE VII.
RESTRICTED STOCK; RESTRICTED STOCK UNITS

7.1          General.  The Administrator may grant Restricted Stock, or the right to purchase Restricted Stock, to any Service Provider, subject to the Company’s right to repurchase all or part of such Shares at their issue price or other stated or formula price from the Participant (or to require forfeiture of such Shares) if conditions the Administrator specifies in the Award Agreement are not satisfied before the end of the applicable restriction period or periods that the Administrator establishes for such Award.  In addition, the Administrator may grant Restricted Stock Units to any Service Provider, which may be subject to vesting and forfeiture conditions during the applicable restriction period or periods, as set forth in an Award Agreement.

7.2          Restricted Stock.

(a)          Stockholder Rights; Dividends. Unless otherwise determined by the Administrator, each Participant holding shares of Restricted Stock will be entitled to all the rights of a stockholder with respect to such Shares, subject to the restrictions in the Plan and the applicable Award Agreement.  Participants holding shares of Restricted Stock will be entitled to all ordinary cash dividends paid with respect to shares of Company Stock underlying the Award, unless the Administrator provides otherwise in the Award Agreement.  In addition, unless the Administrator provides otherwise, if any dividends or distributions are paid to holders of the applicable class of Company Stock in Shares, or property other than an ordinary cash dividend, the Shares or other property will be subject to the same restrictions on transferability and forfeitability as the shares of Restricted Stock with respect to which they were paid.

(b)          Stock Certificates.  The Company may require that the Participant deposit in escrow with the Company (or its designee) any stock certificates issued in respect of Shares of Restricted Stock, together with a stock power endorsed in blank.

7.3          Restricted Stock Units.

(a)          Settlement.  The Administrator may provide that settlement of Restricted Stock Units will occur upon or as soon as reasonably practicable after the Restricted Stock Units vest or will instead be deferred, on a mandatory basis or at the Participant’s election, in a manner intended to comply with Section 409A.

(b)          Stockholder Rights.  A Participant will have no rights of a stockholder with respect to Shares subject to any Restricted Stock Unit unless and until the Shares are delivered in settlement of the Restricted Stock Unit.

ARTICLE VIII.
OTHER TYPES OF AWARDS

8.1          Other Stock Based Awards.  Other Stock Based Awards may be granted to Participants, including Awards entitling Participants to receive Shares to be delivered in the future and including annual or other periodic or long-term cash bonus awards (whether based on specified performance criteria or otherwise), in each case subject to any conditions and limitations in the Plan.  Such Other Stock Based Awards will also be available as a payment form in the settlement of other Awards, as standalone payments and as payment in lieu of compensation to which a Participant is otherwise entitled.  Other Stock Based Awards may be paid in Shares, cash or other property, as the Administrator determines.  Other Stock Based Awards will be structured in a manner intended to comply with Section 409A, if applicable.

8.2          Dividend Equivalents.  A grant of Restricted Stock Units or Other Stock Based Award may provide a Participant with the right to receive Dividend Equivalents.  No Dividend Equivalents will be payable with respect to Options or Stock Appreciation Rights, unless such Award is structured to comply with Section 409A.  Dividend Equivalents may be paid currently or credited to an account for the Participant, settled in cash or Shares and subject to the same restrictions on transferability and forfeitability as the Award with to which the Dividend Equivalents are paid and subject to other terms and conditions as set forth in the Award Agreement.

ARTICLE IX.
TRANSFER RESTRICTIONS

9.1          Transfer of Awards.  Except as the Administrator may determine or provide in an Award Agreement or otherwise for Awards other than Incentive Stock Options, Awards may not be sold, transferred, pledged or otherwise encumbered, either voluntarily or by operation of law, except by will or the laws of descent and distribution, or, subject to the Administrator’s consent, pursuant to a beneficiary designation or domestic relations order, and, during the life of the Participant, will be exercisable only by the Participant.  Any permitted transfer of an Award must be without consideration, except as required by Applicable Law.  References to a Participant, to the extent relevant in the context, will include references to a Participant’s authorized transferee that the Administrator specifically approves.

9.2           Stockholders’ Agreements.  Shares acquired in respect of Awards will be subject to such terms and conditions as the Administrator may determine, including, without limitation, restrictions on the transferability of Shares, the right of the Company to repurchase Shares, or the right of the Company to require that Shares be transferred in the event of certain transactions, tag-along rights, bring-along rights, redemption and co-sale rights and voting requirements. Such terms and conditions may be additional to those contained in the Plan and may, as determined by the Administrator, be contained in the applicable Award Agreement or in an exercise notice, stockholders’ agreement or in such other agreement as the Administrator may determine, in each case in a form determined by the Administrator. The issuance of such Shares will be conditioned on the Participant’s consent to such terms and conditions and the Participant’s entering into such agreement or agreements.

9.3          Market Standoff Restriction. A Participant will not, if requested by the managing underwriter(s) in an IPO for a period of up to 180 days following the effective date of the registration statement relating to such IPO (or such longer period as the underwriters or the Company will request to facilitate compliance with FINRA Rule 2711 or NYSE Member Rule 472 or any successor or similar rule or regulation), directly or indirectly, sell, transfer, pledge or otherwise encumber of any Shares or other securities convertible into Shares.  The Company may require a Participant to enter into an agreement reasonably required by the underwriters to implement the foregoing restrictions on transfer.

9.4          Repurchase Right.  Until the consummation of an IPO, Awards granted under the Plan shall be subject to the Company’s right of repurchase (the “Repurchase Right”) provided in this Section 9.4.

(a)          In the case of a Participant’s Termination of Service for any reason or Restrictive Covenant Breach (as defined below), except as otherwise provided in any Award Agreement, the Company shall have the right (but not the obligation) to repurchase from the Participant (or any successor in interest by purchase, gift or other mode of transfer) some or all of the Shares issued to the Participant under the Plan by delivering written notice to such Participant or successor in interest (the “Repurchase Notice”) as set forth in this Section 9.4.

(b)          If (i) the Termination of Service was for Cause, or (ii) the Participant has breached any restrictive covenant agreement to which the Participant and the Company or any of its Affiliates are party (a “Restrictive Covenant Breach”), then the repurchase price (the “Repurchase Price”) for such Shares shall be the lower of (A) the purchase price paid by the Participant for such Shares in cash and (B) the Fair Market Value of such Shares on the date of the Company’s repurchase (the “Determination Date”); provided that, if a Participant commits a Restrictive Covenant Breach after the Company pays the Repurchase Price for such Shares, then the Participant shall repay to the Company any amounts paid in excess of that contemplated by the preceding clause.  In all other instances, the Repurchase Price shall be the Fair Market Value of the Shares as determined by the Board in good faith on the Determination Date.

(c)          The Repurchase Right shall be exercisable by the Company (or its Permitted Assignee (as defined below)) during each of the following periods (each, such period, a “Repurchase Period”), subject to Section 9.4(f) below:

(i)          within the 90 day period beginning on the Participant’s Termination of Service;

(ii)          within the 10 day period beginning on the 180th day following the date of the Participant’s acquisition of any Shares subject to the Repurchase Right upon settlement or exercise of an Award (or such longer or shorter period of time necessary to avoid classification of the Award as a liability for financial accounting purposes); and

(iii)          within the 90 day period beginning on the date on which the Administrator first learns of the Participant’s Restrictive Covenant Breach.

(d)          The Company (or its Permitted Assignee) must give the Repurchase Notice to such Participant during the Repurchase Period.  The closing of the transactions contemplated by this Section 9.4 will take place on the date designated in the Repurchase Notice, which date will not be more than 30 days after the delivery of such Repurchase Notice.  The Company (or its Permitted Assignee) will pay the Repurchase Price for the Shares by delivery of a check payable to the holder of such Shares.  The Repurchase Price may be reduced by any amounts owed by such Participant to the Company (including any amounts owed under any promissory note issued by a Participant to the Company and any amounts advanced or loaned to Participant by the Company).

(e)          The Company may assign its Repurchase Right in whole or in part to any holder of the Company’s Shares (a “Permitted Assignee”), and thereafter, such stockholder will be subject to the same terms and conditions (including the Repurchase Period and Repurchase Price) contained in this Section 9.4.

(f)          Notwithstanding anything to the contrary contained in this Plan, all repurchases of Shares by the Company shall be subject to applicable restrictions contained in the debt and equity financing agreements of the Company and its Affiliates.  If any such restrictions prohibit the repurchase of all of the Shares for cash by the Company as contemplated by Section 9.4(d), then no later than 15 days following the beginning of the applicable Repurchase Period, the Company shall offer to each  stockholder (other than the Participant) the right to exercise the Repurchase Right in place of the Company for all or any portion of the Shares subject to the Repurchase Right.  If the Company is unable to assign its Repurchase Right as to any of the Shares that it is prohibited from purchasing during the Repurchase Period, then the Repurchase Period shall be tolled until the earlier of (i) the date that the Company it is no longer subject to such restrictions on its Repurchase Right, and (b) the date that one or more Permitted Assignees elects to exercise the Repurchase Right as to all (but not less than all) such Shares in place of the Company.

9.5          Power of Attorney.  By virtue of the acceptance of any Award hereunder, a Participant shall be deemed to have granted the Participant’s perpetual and irrevocable power of attorney to the Board, with full right, power and authority to take all actions necessary and/or desirable on behalf of the Participant to effectuate the provisions of this Article IX and the provisions of any stockholders’ agreement (including, without limitation, the Stockholders Agreement), with respect to all Shares owned by the Participant and acquired by the Participant hereunder.

9.6        Stop Transfer Orders; Impermissible Transfers Void.  The Company may issue appropriate “stop transfer” instructions to its transfer agent, if any, and that, if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records.  The Company will not be required (a) to transfer on its books any Shares that have been sold or otherwise transferred in violation of any of the provisions of the Plan or an Award Agreement or (b) to treat as owner of such Shares or to accord the right to vote or pay dividends to any purchaser or other transferee to whom such Shares will have been so transferred. Any transfer or attempted transfer of an Award or any of the Shares not in accordance with the terms of the Plan and the Award Agreement will be void.

ARTICLE X.
ADJUSTMENTS FOR CHANGES IN COMPANY STOCK
AND CERTAIN OTHER EVENTS

10.1         Equity Restructuring.  In connection with any Equity Restructuring, the Administrator will equitably adjust each outstanding Award and the Overall Share Limit as it deems appropriate to reflect the Equity Restructuring, which may include adjusting the number and type of securities subject to each outstanding Award and/or the Award’s exercise price or grant price (if applicable), granting new Awards to Participants, and making a cash payment to Participants.  The adjustments provided under this Section 10.1 will be nondiscretionary and final and binding on the affected Participant and the Company; provided that the Administrator will determine whether an adjustment is equitable.

10.2         Business Combinations.  In the event of (x) any Change in Control, or (y) any reorganization, merger, conversion, consolidation, spin-off, or sale or other disposition of all or substantially all of the assets of the Company (each, a “Business Combination”), outstanding Awards acquired under the Plan will be subject to the agreement evidencing the Business Combination, which need not treat all outstanding Awards in an identical manner.  Such agreement, without the Participant’s consent, may provide for one or more of the following with respect to outstanding Awards (or any portion of an Award) as of the effective date of such Business Combination:

(a)          Continuation of an Award by the Company (if the Company is the successor entity).

(b)          Assumption of an outstanding Award, or substitution by the successor or acquiring entity in such Business Combination (or by its parent) with an equivalent award with substantially the same terms for such outstanding Award, provided that (i) the exercise price and the number and nature of shares issuable upon exercise of any assumed or substituted Award will be adjusted appropriately pursuant to Section 424(a) of the Code and/or Section 409A, as applicable, and (ii) if an Award is an Option that permits the “early exercise” of the unvested portion of the Option, such early exercise rights may be omitted.

(c)          Full or partial acceleration of exercisability or vesting and accelerated expiration of an outstanding Award and lapse of the Company’s right to repurchase or re-acquire shares acquired under an Award or lapse of forfeiture rights with respect to shares acquired under an Award.

(d)          Cancellation of an outstanding Award in exchange for the right to receive either an amount of cash or other property with a value equal to the amount that could have been obtained upon the exercise or settlement of such Award or realization of the Participant’s rights under the Award (which, in the case of a Change of Control, will be the Change in Control consideration payable to other holders of the applicable class of Company Stock determined by reference to the number of Shares subject to such vested Awards and net of any applicable exercise price); provided that, if the amount that could have been obtained upon the exercise or settlement of such Award or realization of the Participant’s rights, in any case, is equal to or less than zero, then the Award may be terminated without payment.  Subject to compliance with Section 409A, such payment may be made in installments and/or offset as a result of any indemnification obligation, holdback, earn-out or other contingency in the agreement evidencing the Business Combination that applies generally to holders of the applicable class of Company Stock.  Such payment may be subject to vesting based on the Participant’s continued service, provided that the vesting schedule will not be less favorable to the Participant than the schedule under which the Award would have otherwise become vested or exercisable.

(e)          Cancellation of the Award for no consideration.

10.3          Effect of Non-Assumption in a Change in Control.  Notwithstanding the provisions of Section 10.2 and except as specifically provided in an individual Award Agreement, if a Change in Control occurs and a Participant’s Awards outstanding as of immediately prior to the Change in Control are not continued, converted, assumed, or replaced with a substantially similar award by (a) the Company, or (b) a successor entity or its parent or subsidiary (an “Assumption”), and provided that the Participant has not had a Termination of Service, then, immediately prior to the Change in Control, such Awards shall become fully vested, exercisable and/or payable, as applicable, and all forfeiture, repurchase and other restrictions on such Awards shall lapse, in which case, such Awards shall be canceled upon the consummation of the Change in Control in exchange for the right to receive the Change in Control consideration payable to other holders of Common Stock (i) which may be on such terms and conditions as apply generally to holders of Common Stock under the Change in Control documents (including, without limitation, any escrow, earn-out or other deferred consideration provisions) or such other terms and conditions as the Administrator may provide, and (ii) determined by reference to the number of Shares subject to such Awards and net of any applicable exercise price; provided that to the extent that any Awards constitute “nonqualified deferred compensation” that may not be paid upon the Change in Control under Section 409A without the imposition of taxes thereon under Section 409A, the timing of such payments shall be governed by the applicable Award Agreement (subject to any deferred consideration provisions applicable under the Change in Control documents); and provided, further, that if the amount to which the Participant would be entitled upon the settlement or exercise of such Award at the time of the Change in Control is equal to or less than zero, then such Award may be terminated without payment. The Administrator shall determine whether an Assumption of an Award has occurred in connection with a Change in Control.

10.4          Administrative Stand Still.  In the event of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other extraordinary transaction or change affecting the Shares or the share price of the applicable class of Company Stock, including any Equity Restructuring or any securities offering or other similar transaction, for administrative convenience, the Administrator may refuse to permit the exercise of any Award for up to 60 days before or after such transaction.

10.5   Company Discretion.  Except as expressly provided in the Plan or the Administrator’s action under the Plan, no Participant will have any rights due to any subdivision or consolidation of Shares of any class, dividend payment, increase or decrease in the number of Shares of any class or dissolution, liquidation, merger, or consolidation of the Company or other corporation.  Except as expressly provided with respect to an Equity Restructuring or the Administrator’s action under the Plan, no issuance by the Company of Shares of any class, or securities convertible into Shares of any class, will affect, and no adjustment will be made regarding, the number of Shares subject to an Award or the Award’s grant or exercise price.  The existence of the Plan, any Award Agreements and the Awards granted hereunder will not affect or restrict in any way the Company’s right or power to make or authorize (i) any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, (ii) any merger, consolidation dissolution or liquidation of the Company or sale of Company assets or (iii) any sale or issuance of securities, including securities with rights superior to those of the Shares or securities convertible into or exchangeable for Shares.  The Administrator may treat Participants and Awards (or portions thereof) differently under this Article X.

ARTICLE XI.
TAX MATTERS

11.1          Responsibility for Taxes.  A Participant must pay to the Company, or make provision satisfactory to the Administrator for payment of, any taxes required by Applicable Laws to be withheld in connection with such Participant’s Awards by the date of the event creating the tax liability.  The Company may deduct an amount sufficient to satisfy such tax obligations based on the applicable statutory withholding rates (or such other rate as may be determined by the Company after considering any accounting consequences or costs) from any payment of any kind otherwise due to a Participant.  A Participant is ultimately liable and responsible for all taxes owed in connection with such Participant’s Award, regardless of any action the Company or any Affiliate takes with respect to any tax withholding obligations that arise in connection with such Award. The Company and its Affiliates are under no obligation to structure the Plan or any Award granted thereunder to reduce or eliminate a Participant’s tax liability.

11.2          Withholding Tax Payment Methods.  A Participant’s withholding tax obligations may be satisfied (i) in cash, by wire transfer of immediately available funds, by check made payable to the order of the Company, (ii) to the extent permitted by the Administrator, in whole or in part by delivery of Shares, including Shares delivered by attestation and Shares retained from the Award creating the tax obligation, valued at their Fair Market Value on the date of delivery, (iii) if there is a public market for Shares at the time the tax obligations are satisfied, unless the Company otherwise determines, through a sale of Shares issuable on exercise or settlement of the Award and delivery of proceeds to the Company in a Broker Assisted Transaction, or (iv) to the extent permitted by the Company, any combination of the foregoing payment forms approved by the Administrator.  The number of Shares which may be delivered or retained pursuant to clause (ii) of the immediately preceding sentence will be limited to the number of Shares which have a Fair Market Value on the date of delivery or retention no greater than the aggregate amount of such liabilities based on the maximum individual statutory tax rate in the applicable jurisdiction at the time of such withholding (or such other rate as may be required to comply with Applicable Laws or avoid the liability classification of the applicable award under generally accepted accounting principles in the United States of America), and the Company may impose a minimum holding period on any Shares so tendered if required by applicable accounting rules to avoid a charge to the Company’s earnings for financial reporting purposes; notwithstanding anything to the contrary in the foregoing, an Award Agreement may include additional limits on the number of Shares which may be delivered or retained pursuant to clause (ii).

11.3          Section 409A.

(a)         General.  The Company intends that all Awards be structured to comply with, or be exempt from, Section 409A, such that no adverse tax consequences (including accelerated taxation, interest, or penalties) under Section 409A apply.  The Administrator may, without a Participant’s consent, amend this Plan or Awards, adopt policies and procedures, or take any other actions (including retroactively) as are necessary or appropriate to preserve the intended tax treatment of Awards.  However, the Company makes no representations or warranties as to the tax treatment of an Award under Section 409A or otherwise, and does not have any obligation under the Plan or otherwise to avoid the adverse tax consequences under Section 409A with respect to any Award and will have no liability to any Participant or any other person for any such adverse tax consequences.

(b)          Separation from Service; Specified Employees.  If an Award provides for the deferral of compensation that is subject to Section 409A, then to the extent necessary to avoid adverse tax consequences under Section 409A: (i) any payment or settlement of such Award upon a termination of a Participant’s Service Provider relationship will be made only upon the Participant’s “separation from service” (within the meaning of Section 409A), whether such separation from service occurs upon or after the termination of the Participant’s Service Provider relationship, and references to a “termination,” “termination of employment” or like terms in an Award Agreement or other agreement with a Participant will mean a “separation from service,” and (ii) if a Participant is a “specified employee” (within the meaning of Section 409A and as the Administrator determines), amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to the Plan during the six month period immediately following the Participant’s Termination of Service will instead be paid (without interest) on the first payroll date after the six-month anniversary of the Participant’s separation from service (or the Participant’s death, if earlier).

(c)          Business Combination.  If a Business Combination or Change in Control constitutes a payment event under any Award (or portion of any Award) which provides for the deferral of compensation that is subject to Section 409A, to the extent required to avoid adverse tax consequences under Section 409A, such transaction or event will only constitute a Business Combination or Change in Control, as applicable, for purposes of the payment timing of such Award if such transaction also constitutes a “change in ownership,” a “change in effective control” or a “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A.

ARTICLE XII.
GENERAL PROVISIONS APPLICABLE TO AWARDS

12.1          Class of Company Stock; Documentation.  Each Award will be evidenced in an Award Agreement, which may be written or electronic, as the Administrator determines. The Award Agreement will contain the terms and conditions applicable to an Award, including the specific class of Company Stock subject to the Award.  Each Award may contain terms and conditions in addition to those set forth in the Plan.

12.2          Termination of Service Status; Transfer; Leave of Absence.  For purposes of the Plan, no Termination of Service will be deemed to result from: (i) a transfer of employment to the Company from an Affiliate or from the Company to an Affiliate, or from one Affiliate to another; (ii) a change in status of a Service Provider where there is no break in service (for example, a change from an Employee to a Consultant), unless the Administrator determines otherwise; or (iii) an approved leave of absence for military service or sickness, or for any other purpose approved by the Company, if the Employee’s right to reemployment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted, or if the Administrator otherwise so provides in writing. The Administrator or its delegate will determine how any other change in a Participant’s Service Provider status affects an Award and the extent to which, and the period during which the Participant or the Designated Beneficiary may exercise rights under the Award, if applicable.  For purposes of the Plan, a Participant’s employee-employer relationship or consultancy relationship will be deemed to be terminated in the event that the Affiliate employing or contracting with such Participant ceases to remain an Affiliate following any Business Combination (including a spin-off), even though the Participant may subsequently continue to perform services for that entity.

12.3          Amendment of Awards; Repricings.  The Administrator may amend, modify or terminate any outstanding Award, including by substituting another Award of the same or a different type, changing the exercise or settlement date, and converting an Incentive Stock Option to a Non-Qualified Stock Option.  The Participant’s consent to such action will be required unless (i) the action, taking into account any related action, does not materially and adversely affect the Participant’s rights under the Award, or (ii) the change is permitted under Article X or pursuant to this Section 12.3 or Section 11.2.  Without prior stockholder approval, the Administrator may (a) reprice Options or Stock Appreciation Rights (and where such repricing is a reduction in the Exercise Price of outstanding Options or Stock Appreciation Rights, the consent of the affected Participants is not required, provided written notice is provided to them, notwithstanding any adverse tax consequences to them arising from the repricing), and (b) with the consent of any materially adversely affected Participants, pay cash or issue new Awards in exchange for the surrender and cancellation of any, or all, outstanding Awards.

12.4          Conditions on Delivery of Stock.  The Company will not be obligated to deliver any Shares under the Plan or remove restrictions from Shares previously delivered under the Plan until (i) all Award conditions have been met or removed to the Company’s satisfaction, (ii) as determined by the Company, all other legal matters regarding the issuance and delivery of such Shares have been satisfied, including any applicable securities laws and stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Administrator deems necessary or appropriate.  The Company’s inability to obtain authority from any regulatory body having jurisdiction, which the Administrator determines is necessary to the lawful issuance and sale of any securities, will relieve the Company of any liability for failing to issue or sell such Shares as to which such requisite authority has not been obtained.

12.5          Data Privacy.  The Company and its Affiliates may hold certain personal information about a Participant, including the Participant’s name, address and telephone number; birthdate; social security, insurance number or other identification number; salary; nationality; job title(s); any Shares held in the Company or its Affiliates; and Award details, to implement, manage and administer the Plan and Awards (the “Data”).  The Company and its Affiliates may transfer the Data amongst themselves as necessary to implement, administer and manage a Participant’s participation in the Plan, and the Company and its Affiliates may transfer the Data to third parties assisting the Company with Plan implementation, administration and management.  These recipients may be located in the Participant’s country, or elsewhere, and the Participant’s country may have different data privacy laws and protections than the recipients’ country.  By accepting an Award, each Participant authorizes such recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, to implement, administer and manage the Participant’s participation in the Plan, including any required Data transfer to a broker or other third party with whom the Company or the Participant may elect to deposit any Shares.  The Data related to a Participant will be held only as long as necessary to implement, administer, and manage the Participant’s participation in the Plan.  A Participant may, at any time, view the Data that the Company holds regarding such Participant, request additional information about the storage and processing of the Data regarding such Participant, recommend any necessary corrections to the Data regarding the Participant or refuse or withdraw the consents in this section in writing, without cost, by contacting the local human resources representative.  If the Participant refuses or withdraws the consents in this section, the Company may cancel Participant’s ability to participate in the Plan and, in the Administrator’s discretion, the Participant may forfeit any outstanding Awards.  For more information on the consequences of refusing or withdrawing consent, Participants may contact their local human resources representative.

       12.6          Clawback Provisions.  All Awards (including, without limitation, any proceeds, gains or other economic benefit actually or constructively received by Participant upon any receipt or exercise of any Award or upon the receipt or resale of any Shares underlying the Award) will be subject to the provisions of any recoupment or clawback policy implemented by the Company, including, without limitation, any policy adopted to comply with Applicable Laws (including the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder) as and to the extent set forth in such policy or an Award Agreement.

12.7          No Right to Employment or Other Status.  No person will have any claim or right to be granted an Award, and the grant of an Award will not be construed as giving a Participant the right to continued employment or any other relationship with the Company or any Affiliate.  The Company and its Affiliates expressly reserve the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan or any Award, except as expressly provided in an Award Agreement or in the Plan.

12.8          No Rights as Stockholder; Certificates.  Subject to the Award Agreement, no Participant or Designated Beneficiary will have any rights as a stockholder with respect to any Shares to be distributed under an Award until becoming the record holder of such Shares.  Unless the Administrator otherwise determines, or Applicable Laws require, the Company will not be required to deliver to any Participant certificates evidencing Shares issued in connection with any Award and instead such Shares may be recorded in the books of the Company (or, as applicable, its transfer agent or stock plan administrator).  The Company may place legends on stock certificates issued under the Plan that the Administrator deems necessary or appropriate to comply with Applicable Laws.

ARTICLE XIII.
MISCELLANEOUS

13.1         Effective Date and Stockholder Approval.  Unless earlier terminated by the Board, the Plan will become effective on the Reorganization Effective Date. To the extent the Board or any applicable Committee intends Options granted hereunder to qualify as Incentive Stock Options, the Plan will be submitted for the approval of the Company’s stockholders within twelve months after the Reorganization Effective Date.

13.2           Term and Termination of the Plan.  No Awards may be granted under the Plan after the 10th anniversary of the Reorganization Effective Date, but Awards previously granted may extend beyond that date in accordance with the terms of the Plan and the applicable Award Agreement.  No Awards may be granted under the Plan during any suspension period or after the Plan’s termination.  Awards outstanding at the time of any Plan suspension or termination will continue to be governed by the Plan and the Award Agreement, as in effect before such suspension or termination.

13.3          Amendment of Plan.  The Board may amend, suspend or terminate the Plan at any time; provided that no amendment, other than an increase to the Overall Share Limit, may materially and adversely affect any Award outstanding at the time of such amendment without the affected Participant’s consent.  The Board will obtain stockholder approval of any Plan amendment to the extent necessary to comply with Applicable Laws.

13.4          Provisions for Foreign Participants.  The Administrator may modify Awards granted to Participants who are foreign nationals or employed outside the United States or establish subplans or procedures under the Plan to address differences in laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefit or other matters.

13.5          Limitations on Liability.  No individual acting as a director, officer, other employee or agent of the Company or any Subsidiary will be liable to any Participant, former Participant, spouse, beneficiary, or any other person for any claim, loss, liability, or expense incurred in connection with the Plan or any Award, and such individual will not be personally liable with respect to the Plan because of any contract or other instrument executed in his or her capacity as an Administrator, director, officer, other employee or agent of the Company or any Subsidiary.  The Company will indemnify and hold harmless each director, officer, other employee and agent of the Company or any Subsidiary that has been or will be granted or delegated any duty or power relating to the Plan’s administration or interpretation, against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with the Administrator’s approval) arising from any act or omission concerning this Plan unless arising from such person’s own fraud or bad faith.

13.6          Notices.  Any notice under the Plan or any Award to be given to the Company must be in writing and addressed to the Company in care of the Company’s Secretary at the Company’s principal office or the Secretary’s then-current email address or facsimile number. Any notice under the Plan or any Award to be given to Participant must be in writing and addressed to Participant (or Participant’s Designated Beneficiary) at Participant’s last known mailing address, email address or facsimile number in the Company’s personnel files.  By a notice given pursuant to this Section 13.6, either party may designate a different address for notices to be given to that party. Any notice will be deemed duly given when actually received, when sent by email, when sent by certified mail (return receipt requested) and deposited with postage prepaid in a post office or branch post office regularly maintained by the United States Postal Service, when delivered by a nationally recognized express shipping company or upon receipt of a facsimile transmission confirmation.

13.7          Severability.  If any portion of the Plan or any action taken under it, or any provision in an Award, is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Plan or Award, as applicable, and the Plan and the Award will be construed and enforced as if the illegal or invalid provisions had been excluded, and the illegal or invalid action will be null and void.

13.8          Successors and Assigns. The Company may assign any of its rights under the Plan or an Award to single or multiple assignees, and the terms of the Plan and such Award will inure to the benefit of the successors and assigns of the Company.  Subject to the restrictions on transfer set forth in the Plan and any Award Agreement, the terms and conditions of the Plan and any Award will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties thereto.

13.9          Governing Documents.  If any contradiction occurs between the Plan and any Award Agreement or other written agreement between a Participant and the Company (or any Subsidiary) that the Administrator has approved, the Plan will govern, unless it is expressly specified in such Award Agreement or other written document that a specific provision of the Plan will not apply.

13.10          Governing Law; Jurisdiction; Waiver of Jury Trial.  The Plan and all Awards will be governed by and interpreted in accordance with the laws of the State of Delaware, disregarding any state’s choice-of-law principles requiring the application of a jurisdiction’s laws other than the State of Delaware; provided that the employment laws of the jurisdiction where a Participant is employed or engaged by the Company or an Affiliate will apply for purposes of enforcement of any restrictive covenants contained in a Award Agreement to the extent required under Delaware law.  Any suit, action or proceeding with respect to the Plan or any Award, or any judgment entered by any court of competent jurisdiction in respect of any thereof, shall be resolved only in the courts of the State of Texas or the United States District Court for the Southern District of Texas and the appellate courts having jurisdiction of appeals in such courts.  In that context, and without limiting the generality of the foregoing, the Company and each Participant shall irrevocably and unconditionally (a) submit in any proceeding relating to the Plan or any Award, or for the recognition and enforcement of any judgment in respect thereof (a “Proceeding”), to the exclusive jurisdiction of the courts of the State of Texas, the court of the United States of America for the Southern District of Texas, and appellate courts having jurisdiction of appeals from any of the foregoing, and agree that all claims in respect of any such Proceeding shall be heard and determined in such Texas state court or, to the extent permitted by law, in such federal court, (b) consent that any such Proceeding may and shall be brought in such courts and waives any objection that the Company and each Participant may now or thereafter have to the venue or jurisdiction of any such Proceeding in any such court or that such Proceeding was brought in an inconvenient court and agree not to plead or claim the same, (c) waive all right to trial by jury in any Proceeding (whether based on contract, tort or otherwise) arising out of or relating to the Plan or any Award, (d) agree that service of process in any such Proceeding may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party, in the case of a Participant, at the Participant’s address shown in the books and records of the Company or, in the case of the Company, at the Company’s principal offices, attention General Counsel, and (e) agree that nothing in the Plan shall affect the right to effect service of process in any other manner permitted by the laws of the State of Delaware.

13.11          Titles and Headings.  The titles and headings in the Plan and any Award Agreement are for convenience of reference only and, if any conflict, the Plan’s text, rather than such titles or headings, will control.

13.12          Relationship to Other Benefits.  No payment under the Plan will be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Affiliate except as expressly provided in writing in such other plan or an agreement thereunder.

* * * * *

ATTACHMENT A

DEFINITION OF
CHANGE IN CONTROL

For purposes of the Plan, a “Change in Control” means the occurrence of any of the following:

(i)          50% Ownership Change.  The acquisition by any individual, entity or group within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of Directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this clause (i), the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company or any corporation or other entity controlled by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation or other entity controlled by the Company, (D) any acquisition by any Person that was an equity holder of the Company as of immediately after the Reorganization Effective Date or (E) any acquisition by any Person pursuant to a transaction which constitutes a Business Combination under clause (ii) below; or

(ii)          Business Combinations.  Consummation of a Business Combination, unless, following such Business Combination, the beneficial owners of the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then outstanding combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation or other entity resulting from such Business Combination (including, without limitation, a corporation or other entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries); provided, however, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person (other than any Person covered by the exceptions in clause (i) herein) acquires more than 50% of the Outstanding Company Voting Securities shall not constitute a Change in Control; or

(iii)          Liquidation.  A complete liquidation or dissolution of the Company, other than in connection with the transfer of all or substantially all of the assets of the Company to (A) a parent or subsidiary of the Company or (B) a Person or Persons who beneficially own, directly or indirectly, 50% or more of the Outstanding Company Voting Securities at the time of the transfer.

For the avoidance of doubt, (A) the consummation of the transactions contemplated by the Reorganization Plan and the occurrence of the Reorganization Effective Date shall not constitute a Change in Control for purposes of the Plan, and (B) a transaction shall only constitute a Change in Control if it results in the Persons who were equity holders of the Company as of immediately after the Reorganization Effective Date ceasing to have the power (whether by ownership of voting securities, contractual right or otherwise) collectively to elect a majority of the Board.